Exhibit 23.2

Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related proxy statement/prospectus of SouthState Corporation for the registration of 7,437,934 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2021, with respect to the consolidated financial statements of Atlantic Capital Bancshares, Inc., and the effectiveness of internal control over financial reporting of Atlantic Capital Bancshares, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 15, 2021